Q3 2026 Letter to Shareholders November 5, 2026 yelp-ir.com Q4 and Full Year 2024 Letter to Shareholder s EXHIBIT 99.2

Ye lp Q 3 20 26 2 24 Note: Amounts reported in this letter, including margins, are rounded. The year-over-year percentage changes are calculated based on reported financial statements and metrics and, accordingly, may not recalculate using the rounded amounts presented. Refer to “Key Financial and Operational Metrics” for metric definitions. 1 Refer to “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for further details, including definitions of each “non-GAAP measure” presented, and a reconciliation of the “non-GAAP measures” presented to the most directly comparable measures prepared under generally accepted accounting principles in the United States (“GAAP”). ² Yelp has not reconciled its adjusted EBITDA outlook to net income (loss) under GAAP because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income (expense), net and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. Third Quarter 2026 Financial Highlights > Net revenue was $371 million, down 1% from the third quarter of 2025 and $1 million above the high end of our third quarter outlook range, primarily driven by a 6% year-over-year decrease in advertising revenue, partially offset by 82% year-over-year growth in other revenue. > Net income was $35 million, or $0.63 per diluted share, compared to net income of $39 million, or $0.61 per diluted share, in the third quarter of 2025. Net income margin decreased one percentage point from the third quarter of 2025 to 9%. > Adjusted EBITDA¹ was $92 million, a decrease of $6 million, or 6%, compared to the third quarter of 2025 and $17 million above the high end of our outlook range. Adjusted EBITDA margin1 decreased one percentage point from the third quarter of 2025 to 25%. > Cash provided by operating activities was $100 million during the third quarter, and we ended the quarter with cash and cash equivalents of $120 million. > In the third quarter, we repurchased approximately 1.0 million shares at an aggregate cost of $25 million. > We continue to believe in the long-term opportunities ahead and our team’s ability to capture them. In 2026, we now expect net revenue to be in the range of $1.455 billion to $1.460 billion and adjusted EBITDA to be in the range of $320 million to $325 million.2 19% 17% Net Revenue -1% $376M $371M 3Q25 3Q26 Average CPC, y/y +2% 3Q25 3Q26 Paying Advertising Locations -1% 512k 509k 3Q25 3Q26 Services RR&O Adjusted EBITDA¹ -6% $98M $92M 3Q25 3Q26 M ar gi n 26% 25%8% 7% M ar gi n Net Income -12% $39M $35M 3Q25 3Q26 910% Ad Clicks, y/y -8% 3Q25 3Q26

Ye lp Q 3 20 26 3 24 Dear fellow shareholders, Yelp continued to advance its AI transformation in the third quarter, as our team made local discovery more conversational, delivered tools to help businesses succeed, and expanded the reach of our trusted content through new partnerships. These efforts resulted in our recent rollout of more than 30 new features and updates, along with substantial advances in our voice AI offerings. At the same time, consumers and local businesses continued to face a challenging economic environment. Increased pressure on advertising revenue more than offset broad strength in other revenue, resulting in a modest decline in net revenue. While we anticipate these economic headwinds will persist in the near term, we remain confident that our strategic initiatives will continue to transform Yelp, drive significant growth in other revenue and position us to deliver long-term shareholder value. +2 ppt 3% 4% 2Q22 2Q23 Net Income Margin

Q3 Results

Net revenue decreased by 1% year over year to $371 million, $1 million above the high end of our outlook range. Net income decreased by 12% to $35 million, representing a 9% margin. Adjusted EBITDA decreased by 6% to $92 million, $17 million above the high end of our outlook range, representing a 25% margin.

Underlying our top line results, trends in advertising revenue remained challenged across categories. **Advertising revenue from Services businesses decreased by 2% year over year to $238 million**, driven by a decrease in ad clicks from these categories, partially offset by an increase in average cost-per-click ("CPC"). Advertiser demand declined slightly, with a decrease in paying advertising locations partially offset by an increase in average revenue per location.[1]

Advertising revenue from Restaurants, Retail & Other ("RR&O") businesses decreased by 13% to $99 million, driven by decreases in ad clicks and average CPC. These results reflect the challenging operating environment for businesses in these categories and, to a lesser extent, competitive pressures from food ordering and delivery providers. However, RR&O paying advertising locations increased by 3% year over year, largely driven by multi-location advertisers.

Total paying advertising locations decreased by 1% year over year, while average revenue per location decreased moderately.

Ad clicks decreased by 8% and average CPC increased by 2% year over year, in each case primarily due to softer consumer demand.

Other revenue increased by 82% year over year to a record $34 million, attributable to the inclusion of revenue from Hatchify Inc. ("Hatch"), as well as significant growth in revenue from data licensing and food ordering.

Net Revenue


-1%
$376M
$371M
3Q25
3Q26

Advertising Revenue

Services


-2%
$244M
$238M
3Q25
3Q26

RR&O


-13%
$114M
$99M
3Q25
3Q26

Other Revenue


+82%
$34M
$19M
3Q25
3Q26

[1] Services or RR&O advertising revenue divided by Services or RR&O paying advertising locations, respectively, as applicable.

4 / 24
Yelp Q3 2026

Ye lp Q 3 20 26 5 24 Initiatives to drive long-term, profitable growth In 2026, we are continuing to invest in Yelp’s AI transformation, guided by three areas of strategic focus designed to create shareholder value through product innovation: > Reconceive Yelp around answers and actions > Deliver AI tools that help service pros and other local businesses grow, operate and succeed > Extend our reach to power local discovery across the AI ecosystem Through these strategic initiatives, we are transforming key parts of Yelp: the experience, the technology, and the value we provide to consumers and businesses. Our updated review submission flow enables users to post high-resolution videos AI-powered review topics suggest helpful items for contributors to cover when writing a review Depictions of Yelp's features are provided for illustrative purposes only, and may differ from the actual product. I was just blown away by people having these conversations with the AI. It's the voice, the inflection, the way Yelp Host can build on the information and extrapolate and can speak words you never typed into the backend. We've had guests walk up to us in the restaurant and compliment us on it. - John Garbiel, Owner, Metropolitan Diner

Ye lp Q 3 20 26 6 24 Reconceive Yelp around answers and actions We have reconceived how consumers and businesses connect on Yelp by building Yelp Assistant — a conversational AI-powered experience that provides answers and enables actions. We recently made Yelp Assistant more personalized, adding customizable Keep Me Posted reminders with curated recommendations and tailored responses. In addition, recent chats are now saved so consumers can quickly pick up any conversation where they left off. Yelp Assistant also leverages users’ chat history to deliver even more personalized answers, and soon will factor in search history, along with other app activity. Building on the partner integrations we previewed last quarter, we recently expanded Yelp Assistant's restaurant booking capabilities. A new integration with OpenTable lets consumers book reservations at tens of thousands of additional restaurants across the country. Yelp Assistant can also now add users to a Yelp Waitlist directly within the chat, while our upcoming Check for Me agent will check restaurant wait times on behalf of consumers. We also recently rolled out a My Lists tab in the app. This new feature enables consumers to create lists of places they have visited or would like to visit, add notes to each business, and share the lists with friends. Soon, we plan to introduce weekly personalized recommendations based on users’ lists. In Services, Yelp Assistant continued to be an important driver of project submissions, generating approximately 10% of Request-a-Quote projects² in the quarter and contributing to overall project growth of approximately 10% year over year. More recently, we enhanced booking functionality by integrating the scheduling and booking tools that pros already rely on into Yelp. We also expanded our Calendly integration so users can book pros directly via Yelp Assistant and search. Depictions of Yelp's features are provided for illustrative purposes only, and may differ from the actual product. The new Yelp Assistant supports local discovery across every category on Yelp 2 Number of projects created by users through a Request-a-Quote flow or Yelp Assistant. Percentage of project submissions as well as year-over-year changes in projects are rounded to the nearest multiple of 5%. Our upcoming Check for Me agent will check restaurant wait times on behalf of consumers Yelp Assistant is more personalized, with curated recommendations and tailored responses

Ye lp Q 3 20 26 7 24 Deliver AI tools that help service pros and other local businesses grow, operate and succeed Our investments in advertising technology and tools that deliver value to businesses have helped us to attract and retain new customers. We made progress against these efforts in the third quarter, with new features and product improvements designed to help business owners succeed in a difficult operating environment. Yelp Host continued to scale, with total calls handled reaching a 2.5 million annual run rate³ in October, up 15x from October 2025. Yelp Host was among the first voice solutions to deploy GPT-Live-1, which can listen and respond simultaneously, handle interruptions mid-sentence, and process multiple requests. Since we implemented it in September, callers have more frequently spoken in full sentences and, in testing with a major restaurant client, food order conversion increased by 13%. We believe this improved conversational ability contributed to food orders via Yelp Host growing more than 6x from June to October. In addition, Yelp Host can now automatically detect and respond to callers in nearly all major languages. We believe Yelp Host is a best-in-class product based on customer feedback, and we are expanding our go-to-market team to capture the significant opportunity ahead. Leveraging our learnings from Yelp Host, we significantly improved Hatch’s voice AI technology by integrating GPT-Live-1 in the third quarter to enable faster, more natural conversations that build caller trust and help service pros capture and book more jobs. We also deepened Hatch’s integration with ServiceTitan to include real-time booking with adaptive capacity. This product progress contributed to continued momentum, with Hatch’s annual run rate revenue reaching approximately $37 million in the quarter, up 55% year over year and 6% quarter over quarter.4 Product progress contributed to continued momentum at Hatch Hatch Annual Run Rate Revenue 3 References to the “annual run rate” of certain metrics throughout the letter are calculated by annualizing the metric’s results for the indicated period, excluding out-of-period adjustments with respect to revenue figures. For example, we calculate annual run rate based on a metric’s results for a given month by multiplying those results by 12, or for a given quarter by multiplying the results by four. 4 Hatch revenue includes overage fees. Growth rates are calculated based on pre-acquisition results that reflect Hatch’s internal, unaudited financial records, which have not been audited or reviewed by an independent accounting firm. As such, year-over-year growth rates should be considered approximate and may not be directly comparable to current-period figures prepared under our accounting policies. +55%4 $37M 3Q25 3Q26 Yelp Host continued to scale Yelp Host Calls Annual Run Rate +15x 2.5M Oct 2025 Oct 2026

Ye lp Q 3 20 26 8 24 Behind that momentum, Hatch is already operating at scale — more than 150 million cumulative leads have flowed through the Hatch platform since its inception in 2018 for HVAC, plumbing, roofing, and general contracting companies nationwide. Looking ahead, we are expanding the platform to support additional services categories, including handyman services, home cleaning, masonry, moving, pest control, auto repair and pressure washing. We are also enhancing Hatch’s suite of products to more comprehensively address service pros’ AI needs across lead management and voice. On the Yelp platform, we continued to build tools that help service pros manage leads more efficiently. In the third quarter, we added integrations that make it easier to schedule and manage leads without switching between platforms, including ServiceTitan, Housecall Pro, Jobber and Workiz. We also redesigned our Aggregated Leads Center for multi-location Services businesses, which consolidates Request-a-Quote leads across locations into a single inbox. In the fourth quarter, we plan to roll out Smart Lead Reply, a new paid agentic product on Yelp that responds to requests on behalf of service pros. For advertisers, we delivered value through continued improvements to our advertising technology and enhanced ad formats in the third quarter. For example, we recently began exploring advanced AI techniques, including semantic IDs, to surface relevant advertisers in a carousel. We began testing an integration with Yelp for Business to drive interested Service pros to the Hatch sales team Smart Lead Reply, an agentic product that responds to requests on behalf of service pros, will be available in Q4

Ye lp Q 3 20 26 9 24 Extend our reach to power local discovery across the AI ecosystem We believe Yelp is well positioned to serve as an essential partner wherever consumers are making local decisions, including on new devices, apps and AI-powered interfaces. In the third quarter, we saw robust demand for our data licensing products, including from our partnerships with OpenAI and Meta, contributing to strong growth in other revenue. Building on our existing content integration, we integrated Yelp Reservations and Waitlist functionality into ChatGPT in the quarter. More broadly, personal AI agents have gained momentum in recent months as they have become increasingly capable of completing tasks on consumers’ behalf. We believe Yelp's large dataset of trusted local content reinforces our position as an essential partner for connecting consumers with local businesses. Looking ahead, we see substantial opportunity to expand upon our existing agreements and pursue new deals within the AI ecosystem that seamlessly integrate Yelp’s high-quality content into experiences off Yelp, particularly among AI-powered local search interfaces. We integrated Yelp Reservations & Waitlist into ChatGPT

Ye lp Q 3 20 26 Product innovation highlights Recently integrated scheduling and booking tools allow users to book directly with service pros through search and Yelp Assistant We added My Lists to allow users to organize and share their favorite spots on Yelp Our new integration with OpenTable allows users to book reservations at tens of thousands of additional restaurants Our upcoming Check for Me feature utilizes an AI phone agent to call a restaurant on behalf of the user to check current wait times Our new Keep Me Posted feature in Yelp Assistant now allows users to set customizable reminders to discover new local spots 10 24 Smart Lead Reply, a new paid agentic product that responds to requests on behalf of service pros, will be available in Q4

Ye lp Q 3 20 26 11 24 Investing for growth In recent years, we have delivered strong profitability through our product-led strategy as we held overall headcount approximately flat. In 2026, we are maintaining a disciplined approach and shifting resources toward high-return areas that we believe will transform Yelp and create shareholder value. In particular, we see an opportunity to drive significant growth in our other revenue line through AI-driven offerings such as Yelp Host, Hatch, and data licensing. As these accretive revenue streams continue to gain traction, we are targeting an annual run rate of $250 million in other revenue by the end of 2028. At the same time, we see substantial opportunities to unlock operational efficiencies and increase employee productivity with AI. We have already seen AI tools drive meaningful improvements in product and engineering velocity. We are iterating quickly and bringing sophisticated new products, like Yelp Host, to market faster than ever before. Lastly, stock-based compensation (“SBC”) as a percentage of revenue decreased by three percentage points year over year to 6% in the third quarter. Our efforts to reduce SBC, coupled with share repurchases, have benefited GAAP profitability, particularly earnings per share, which was $0.63 on a diluted basis in the third quarter. We anticipate SBC will be below 6% of revenue in the fourth quarter, one year ahead of our target. While SBC as a percentage of revenue may fluctuate slightly from period to period thereafter, we no longer plan to provide regular updates on this metric beyond our reported financial statements. 4Q26E Substantial reduction in SBC as a percentage of revenue Stock-based Compensation Expense, % of Revenue 11% 9% 2024 2025 < 6% $136M 3Q26 End of 2028E We are more than halfway to our annual run rate target of $250 million Other Revenue Annual Run Rate $250M

Ye lp Q 3 20 26 12 24 Prudent capital allocation To create long-term shareholder value, we have evolved our approach to capital allocation around three priorities. We plan to: 1) invest in future growth, 2) pursue strategic acquisitions through a combination of cash and financing, and 3) return more than 50% of our free cash flow5 to shareholders each year through share repurchases. As previously disclosed, in the third quarter, we repurchased approximately $25 million worth of shares at an average purchase price of $26.14 per share, contributing to a 15% year-over-year reduction in weighted-average diluted shares outstanding and bringing our total repurchases for the year to approximately $200 million. Subsequent to these repurchases, we paused our repurchase program to pay down our revolving credit facility. As of September 30, 2026, we had $339 million remaining under our repurchase authorization. We expect to resume repurchases in 2027 subject to market and economic conditions as well as business requirements. In summary, We have made significant progress in reshaping how people interact with Yelp’s trusted content in an evolving landscape. With growing traction across our AI-driven offerings, Yelp's third quarter results reflect our continued transformation. While the macro environment remains uncertain, we are confident in our plans and believe that our investments will position us to drive long-term shareholder value. Sincerely, Total Repurchase Authorization Authorization Date Prudent Capital Allocation $2.0B Completed as of June 30, 2024 Remaining Authorization $200M $250M $250M $250M $250M $250M Nov ‘22Jul ‘17 Nov ‘18 Feb ‘19 Jan ‘20 Aug ‘21 Feb ‘24 $500M Jeremy Stoppelman David Schwarzbach Total Repurchase Authorization Jul ‘17 - Nov ’22 Feb ‘24 Feb ‘26 ~$2.5B$0.5B $0.5B ~$1.5B Prudent Capital Allocation Authorization Date Completed as of Sept. 30, 2026 Remaining Authorization 5 Refer to “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for further details, including the definition of free cash flow.

Third Quarter 2026
Financial Review

Revenue

Net revenue was $371 million in the third quarter of 2026, down 1% from the third quarter of 2025 and $1 million above the high end of our third quarter outlook range.



Net Revenue
-1%
$376M
$371M
3Q25
3Q26

Advertising revenue was $337 million in the third quarter of 2026, down 6% from the third quarter of 2025, primarily driven by a decrease in RR&O revenue and, to a lesser extent, a decrease in Services revenue. The decrease in RR&O revenue was driven by a decrease in ad clicks and lower average CPC. The decrease in Services revenue was driven by a decrease in ad clicks, partially offset by an increase in average CPC.

Other revenue was $34 million in the third quarter of 2026, up 82% from the third quarter of 2025. The increase was primarily due to the addition of revenue from Hatch, as well as increased revenue from our Yelp Places API program and growth in food ordering from our partnership with DoorDash.

Net Revenue by Product (In thousands; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2026	**2025**	**2026**	**2025**
Net revenue by product:				
Advertising revenue by category:				
Services	$ 238,241	$ 243,805	$ 712,990	$ 716,183
Restaurants, Retail & Other	98,757	113,547	298,991	336,867
Total Advertising	336,998	357,352	1,011,981	1,053,050
Other	33,921	18,686	95,914	51,916
Total net revenue	**$ 370,919**	**$ 376,038**	**$ 1,107,895**	**$ 1,104,966**

13
24
Yelp Q3 2026

Operating expenses, net income & adjusted EBITDA

Cost of revenue (exclusive of depreciation and amortization) was $42 million in the third quarter of 2026, up 16% from the third quarter of 2025. The increase was primarily driven by increased infrastructure expenses following our acquisition of Hatch, as well as higher investments to maintain and enhance our platform, including to support the integration of AI products. These increases were partially offset by a decrease in advertising fulfillment costs, largely attributable to lower costs to syndicate advertising budgets on certain third-party sites as well as a decrease in Yelp Audiences spend.


COR % of Revenue
10%
11%
3Q25
3Q26

Sales and marketing expenses were $152 million in the third quarter of 2026, up 1% from the third quarter of 2025. The increase was primarily driven by higher marketing and advertising costs, attributable to our investments in acquiring Services projects, partially offset by decreases in spend for business owner marketing.


S&M % of Revenue
40%
41%
3Q25
3Q26

Product development expenses were $65 million in the third quarter of 2026, down 17% from the third quarter of 2025. The decrease was primarily driven by lower employee-related costs resulting from a higher proportion of employee work directed toward infrastructure enhancements (resulting in more costs included in cost of revenue), more employee costs being capitalized, and lower cost of labor, partially offset by incremental costs related to the Hatch acquisition.


PD % of Revenue
21%
17%
3Q25
3Q26

General and administrative expenses were $46 million in the third quarter of 2026, up 2% from the third quarter of 2025. The increase was primarily driven by the addition of acquisition and integration costs in connection with our acquisition of Hatch, partially offset by a decrease in our provision for credit losses primarily due to lower customer delinquencies.


G&A % of Revenue
12%
12%
3Q25
3Q26

Depreciation and amortization expenses were $17 million in the third quarter of 2026, up 39% from the third quarter of 2025. The increase was primarily attributable to intangible assets acquired in the Hatch acquisition, as well as higher capitalized website and internal-use software development costs.


D&A % of Revenue
3%
5%
3Q25
3Q26

14 / 24
Yelp Q3 2026

Ye lp Q 3 20 26 15 24 Total costs and expenses were $322 million in the third quarter of 2026, approximately flat compared to the third quarter of 2025. Other income, net was $1 million in the third quarter of 2026, down 75% from the third quarter of 2025. The decrease was driven by lower interest income as a result of lower average cash, cash equivalents, and marketable securities balances, as well as higher interest expense related to the credit facility borrowings. Provision for income taxes was $16 million in the third quarter of 2026, down 17% from the third quarter of 2025. The decrease was primarily driven by a decrease in income before income taxes in the current period, partially offset by an increase in the discrete tax expense primarily related to SBC expense and the 2025 federal and state tax provision to return adjustments. Net income was $35 million in the third quarter of 2026, down 12% from the third quarter of 2025. Net income margin decreased one percentage point from the third quarter of 2025 to 9% in the third quarter of 2026. Diluted net income per share was $0.63 in the third quarter of 2026, up from $0.61 in the third quarter of 2025, reflecting the decrease in weighted-average diluted shares outstanding, partially offset by the decrease in net income. Adjusted EBITDA was $92 million in the third quarter of 2026, down 6% from the third quarter of 2025. Adjusted EBITDA margin decreased one percentage point from the third quarter of 2025 to 25%. Balance sheet At the end of September 2026, we held $120 million in cash and cash equivalents on our condensed consolidated balance sheets, and $75 million in outstanding borrowings under our credit facility. 19% 17% 19% 17% Adjusted EBITDA -6% $98M $92M 3Q25 3Q26 M ar gi n 26% 25% 8% 7% M ar gi n Net Income -12% $39M $35M 3Q25 3Q26 910%

Ye lp Q 3 20 26 16 24 Business Outlook We anticipate that the challenging economic environment for consumers and local businesses will persist in the fourth quarter, with increased pressure on advertising revenue across categories. At the same time, we expect our investments in our strategic initiatives will continue to drive strong growth in other revenue. As a result, we are updating our range for the full year and now expect net revenue will be between $1.455 billion and $1.460 billion. Turning to margin, following strong expense favorability in the third quarter, we expect expenses will be modestly higher in the fourth quarter as we focus our investments in key areas, including Hatch and Yelp Host. As a result of our third quarter outperformance, we are narrowing our range to the high end and now expect adjusted EBITDA will be between $320 million and $325 million for the full year. For the fourth quarter and full year, our expected adjusted EBITDA ranges exclude, among other items, accrued acquisition and integration-related payments for continuing Hatch employees of approximately $3 million and $12 million, respectively, which we do not believe are indicative of our ongoing operating performance. In addition, we expect to recognize an approximately $30 million tax benefit in the fourth quarter related to previously unrecognized tax benefits, which will benefit net income but will not impact adjusted EBITDA. $369M Adjusted EBITDA Outlook 2025 2026E $320M-$325M * Yelp has not reconciled its Adjusted EBITDA outlook to Net income (loss) under GAAP because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income (expense), net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. 2025 2026E $1.465B $1.455B-$1.460B Net Revenue Outlook Fourth Quarter 2026 Full Year 2026 (Updated) Net revenue $347M to $352M $1.455B to $1.460B Adjusted EBITDA* $57M to $62M $320M to $325M Stock-based compensation expense as a % of Net revenue <6% ~7% Depreciation and amortization as a % of Net revenue ~5% ~5%

Ye lp Q 3 20 26 17 24 Quarterly Earnings Webcast Yelp will host a live webcast today at 2:00 p.m. PT to discuss the third quarter 2026 financial results and outlook for the fourth quarter and full year 2026. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website. About Yelp Yelp Inc. (yelp.com) is a community-driven platform that connects people with great local businesses. Millions rely on Yelp to inform their spending decisions and get things done. By combining authentic human content and AI technologies, including the new Yelp Assistant, Yelp helps people move seamlessly from discovery to taking action, whether it’s requesting quotes, making reservations, ordering food, scheduling appointments, or connecting with the right businesses for their needs. Yelp was founded in San Francisco in 2004.

Ye lp Q 3 20 26 18 24 Condensed Consolidated Balance Sheets (In thousands; unaudited) September 30, 2026 December 31, 2025 Assets Current assets: Cash and cash equivalents $ 119,840 $ 216,062 Short-term marketable securities — 103,290 Accounts receivable, net 151,465 153,224 Prepaid expenses and other current assets 42,504 42,359 Total current assets 313,809 514,935 Property, equipment and software, net 105,541 91,685 Operating lease right-of-use assets 14,744 16,046 Goodwill 353,354 135,847 Intangibles, net 86,413 49,038 Other non-current assets 128,877 150,927 Total assets $ 1,002,738 $ 958,478 Liabilities and Stockholders’ Equity Current liabilities: Accounts payable and accrued liabilities $ 159,875 $ 158,789 Operating lease liabilities — current 7,479 7,426 Deferred revenue 10,673 5,845 Total current liabilities 178,027 172,060 Revolving credit facility 75,000 — Operating lease liabilities — long-term 14,090 17,451 Other long-term liabilities 63,696 58,115 Total liabilities 330,813 247,626 Stockholders’ equity: Preferred stock — — Common stock — — Additional paid-in capital 2,091,958 2,010,948 Treasury stock — (999) Accumulated other comprehensive loss (10,054) (7,677) Accumulated deficit (1,409,979) (1,291,420) Total stockholders’ equity 671,925 710,852 Total liabilities and stockholders’ equity $ 1,002,738 $ 958,478

Ye lp Q 3 20 26 19 24 Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited) Three Months Ended September 30, Nine Months Ended September 30, 2026 2025 2026 2025 Net revenue $ 370,919 $ 376,038 $ 1,107,895 $ 1,104,966 Costs and expenses: Cost of revenue¹ 42,158 36,288 122,343 106,563 Sales and marketing¹ 151,500 150,740 458,072 441,636 Product development¹ 64,655 78,137 212,280 240,404 General and administrative¹ 46,344 45,462 143,559 143,487 Depreciation and amortization 17,369 12,526 51,720 37,241 Total costs and expenses 322,026 323,153 987,974 969,331 Income from operations 48,893 52,885 119,921 135,635 Other income, net 1,351 5,350 4,670 16,816 Income before income taxes 50,244 58,235 124,591 152,451 Provision for income taxes 15,692 18,911 40,652 44,647 Net income attributable to common stockholders $ 34,552 $ 39,324 $ 83,939 $ 107,804 Net income per share attributable to common stockholders: Basic $ 0.64 $ 0.62 $ 1.49 $ 1.68 Diluted $ 0.63 $ 0.61 $ 1.48 $ 1.63 Weighted-average shares used to compute net income per share attributable to common stockholders: Basic 54,393 63,025 56,155 64,136 Diluted 54,787 64,216 56,765 65,975 ¹ Includes stock-based compensation expense as follows: Three Months Ended September 30, Nine Months Ended September 30, 2026 2025 2026 2025 Cost of revenue $ 1,176 $ 997 $ 3,558 $ 3,238 Sales and marketing 5,806 7,052 18,342 21,986 Product development 8,728 16,607 34,109 53,862 General and administrative 7,378 8,225 23,335 26,039 Total stock-based compensation $ 23,088 $ 32,881 $ 79,344 $ 105,125

Ye lp Q 3 20 26 20 24 Condensed Consolidated Statements of Cash Flows (In thousands; unaudited) Nine Months Ended September 30, 2026 2025 Operating Activities Net income $ 83,939 $ 107,804 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 51,720 37,241 Provision for credit losses 27,411 34,155 Stock-based compensation 79,344 105,125 Amortization of right-of-use assets 4,311 8,834 Deferred income taxes 27,542 29,829 Amortization of deferred contract cost 16,572 17,963 Other adjustments, net 4,656 2,523 Changes in operating assets and liabilities, net of acquisition: Accounts receivable (25,226) (33,013) Prepaid expenses and other assets (31,283) (32,692) Operating lease liabilities (6,096) (18,284) Accounts payable, accrued liabilities and other liabilities 699 28,062 Net cash provided by operating activities 233,589 287,547 Investing Activities Purchases of marketable securities (5,975) (60,987) Sales and maturities of marketable securities 109,293 59,782 Purchases of other investments (650) (700) Maturities of other investments 5,000 — Acquisition, net of cash received (263,600) — Purchases of property, equipment and software (42,820) (36,136) Other investing activities (280) 64 Net cash used in investing activities (199,032) (37,977) Financing Activities Proceeds from issuance of common stock for employee stock-based plans 19,476 12,295 Taxes paid related to the net share settlement of equity awards (24,609) (46,624) Repurchases of common stock (200,100) (203,450) Proceeds from revolving credit facility 165,000 — Repayments on revolving credit facility (90,000) — Other financing activities (119) — Net cash used in financing activities (130,352) (237,779) Effect of exchange rate changes on cash, cash equivalents and restricted cash (116) 2,016 Change in cash, cash equivalents and restricted cash (95,911) 13,807 Cash, cash equivalents and restricted cash — Beginning of period 216,289 217,682 Cash, cash equivalents and restricted cash — End of period $ 120,378 $ 231,489

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except percentages; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2026	2025	2026	2025
Reconciliation of Net Income to Adjusted EBITDA:				
Net income	$ 34,552	$ 39,324	$ 83,939	$ 107,804
Provision for income taxes	15,692	18,911	40,652	44,647
Other income, net	(1,351)	(5,350)	(4,670)	(16,816)
Depreciation and amortization	17,369	12,526	51,720	37,241
Stock-based compensation	23,088	32,881	79,344	105,125
Indemnifiable expenses[1,2]	139	(226)	1,387	4,955
Acquisition and integration costs[1,3]	2,779	—	10,679	539
Adjusted EBITDA	**$ 92,268**	**$ 98,066**	**$ 263,051**	**$ 283,495**
Net revenue	$ 370,919	$ 376,038	$ 1,107,895	$ 1,104,966
Net income margin	9 %	10 %	8 %	10 %
Adjusted EBITDA margin	25 %	26 %	24 %	26 %

[1] Recorded within general and administrative expenses on our condensed consolidated statements of operations.

[2] Represents expenses for which we expect to be indemnified in connection with our acquisition of RepairPal. Indemnifiable expenses during the three and nine months ended September 30, 2026 and 2025 consist of expenses recorded in connection with an indemnification obligation assumed in the RepairPal acquisition and, in the current-year periods, tax payments related to pre-acquisition tax periods, in each case net of indemnification payments received through the release of funds from the RepairPal holdbacks.

[3] Acquisition and integration costs during the three and nine months ended September 30, 2026 represent costs related to the Hatch acquisition and include accrued acquisition- and integration-related compensation. Acquisition and integration costs during the three and nine months ended September 30, 2025 represent costs related to the RepairPal acquisition.

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2026	2025	2026	2025
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:				
Net cash provided by operating activities	$ 99,951	$ 131,518	$ 233,589	$ 287,547
Purchases of property, equipment and software	(15,411)	(12,581)	(42,820)	(36,136)
Free cash flow	**$ 84,540**	**$ 118,937**	**$ 190,769**	**$ 251,411**
Net cash used in investing activities	$ (15,766)	$ (11,357)	$ (199,032)	$ (37,977)
Net cash used in financing activities	$ (58,138)	$ (86,197)	$ (130,352)	$ (237,779)

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Yelp Q3 2026

Key Financial and Operational Metrics (In thousands, except for percentages; unaudited)

	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25	1Q26	2Q26	3Q26
Advertising Revenue by Category													
Services[1]	$206,178	$203,140	$203,288	$222,955	$228,009	$224,840	$231,576	$240,802	$243,805	$231,381	$233,786	$240,963	$238,241
Restaurants, Retail & Other[2]	$123,854	$124,231	$114,350	$118,383	$116,397	$120,798	$110,425	$112,895	$113,547	$106,829	$98,702	$101,532	$98,757
Total Advertising Revenue	$330,032	$327,371	$317,638	$341,338	$344,406	$345,638	$342,001	$353,697	$357,352	$338,210	$332,488	$342,495	$336,998
Paying Advertising Locations by Category[3]													
Services[1]	235	245	252	254	252	250	261	260	258	250	250	259	248
Restaurants, Retail & Other[2]	326	299	278	277	272	271	256	255	254	246	235	251	261
Total Paying Advertising Locations	561	544	530	531	524	521	517	515	512	496	485	510	509
Year-over-Year Percentage Change in Ad Clicks & Average CPC													
Ad Clicks[4]	9%	9%	8%	9%	2%	5%	-3%	-7%	-11%	-8%	-10%	-5%	-8%
Average CPC[5]	4%	4%	-1%	-1%	3%	0%	9%	11%	14%	6%	8%	1%	2%

[1] Includes Home, Local, Auto, Professional, Pets, Real Estate, Financial and Event Services categories

[2] Includes Restaurants, Shopping, Beauty & Fitness, Health and Other categories

[3] On a monthly average basis

[4] Ad clicks represent user interactions with our pay-for-performance advertising products, including clicks on advertisements on our website and mobile app, clicks on syndicated advertisements on third-party platforms, and Request-a-Quote submissions. Ad clicks do not include user interactions with ads sold through our advertising partnerships.

[5] We define Average CPC as revenue from our performance-based ad products — excluding revenue from our advertising partnerships as well as certain revenue adjustments that do not impact the outcome of an auction for an individual ad click, such as refunds — divided by the total number of ad clicks for a given period.

More information about the Company, including the Company's Key Operational and Financial Metrics definitions can be found in the Company's most recent Quarterly or Annual Report filed with the SEC, available at yelp-ir.com or the SEC's website at sec.gov.

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Yelp Q3 2026

Ye lp Q 3 20 26 Non-GAAP Financial Measures This letter and statements made during the above referenced webcast may include information relating to Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow, each of which is a “non-GAAP financial measure.” We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income (expense), net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other operating income and expense items, such as expenses for which we expect to be indemnified, acquisition and integration costs, and other items that we deem not to be indicative of our ongoing operating performance. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue. We define Free cash flow as net cash provided by (used in) operating activities, less cash used for purchases of property, equipment and software. Adjusted EBITDA and Free cash flow, which are not prepared under any comprehensive set of accounting rules or principles, have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported in accordance with GAAP. In particular, Adjusted EBITDA and Free cash flow should not be viewed as substitutes for, or superior to, net income (loss) or net cash provided by (used in) operating activities prepared in accordance with GAAP as measures of profitability or liquidity. Some of these limitations are: > although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements; > Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp’s working capital needs; > Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp; > Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation; > Adjusted EBITDA does not take into account certain other operating income and expense items, such as indemnifiable expenses, acquisition and integration costs, or other costs that management determines are not indicative of our ongoing operating performance; > Free cash flow does not represent the total residual cash flow available for discretionary purposes because it does not reflect our contractual commitments or obligations; and > other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA and Free cash flow differently, which reduces their usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow alongside other financial performance measures, including net income (loss), net cash provided by (used in) operating activities and Yelp’s other GAAP results. Forward-Looking Statements This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries, that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding: Yelp’s expected financial and operational results, including its expectations regarding other revenue growth; Yelp’s plans and ability to drive profitable growth in 2026 and the long term; Yelp’s expectations regarding market opportunities, including within the AI ecosystem, and its ability to meaningfully capture them, the drivers of its business performance and the timing of expenses; Yelp’s plans for and ability to execute on its strategic initiatives, particularly its AI transformation, as well as the expected results thereof; Yelp’s product roadmap, planned investments therein, and expected benefits therefrom; Yelp’s plans to invest in Hatch and Yelp Host and the expected results of those investments; Yelp’s plans for strategic acquisitions, partnerships, and licensing agreements; Yelp’s expectations regarding its ability to achieve operational efficiencies and increases in employee productivity with AI, as well as the benefits thereof; Yelp’s plans to reduce SBC expense as a percentage of revenue and the expected timing and benefits therefrom; Yelp’s expectations regarding its capital allocation strategy and share repurchase program; and Yelp’s expectations with respect to trends that will continue to impact its results of operations. 23 24

Ye lp Q 3 20 26 Yelp’s actual results could differ materially from those predicted or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: > Adverse macroeconomic conditions — particularly those affecting local economies — and their impact on consumer behavior and advertiser spending; > Yelp’s ability to maintain and expand its advertiser base; > Yelp’s ability to execute on its strategic initiatives, including its AI transformation, and the effectiveness thereof; > Yelp's ability to maintain and increase traffic to and user engagement on its platform, including its ability to generate, maintain and recommend sufficient content that consumers find relevant, helpful and reliable; > Yelp’s reliance on internet search engines and application marketplaces, certain providers of which offer products and services that compete directly with its products; > Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies to successfully integrate those businesses, solutions or technologies, including Hatch, and to monetize such acquired products, solutions or technologies; > Yelp’s ability to continue to effectively operate with a remote work force and attract and retain key talent; > Yelp’s reliance on third-party service providers and strategic partners; > Competition in, and the rapid evolution of, Yelp’s industry; > Yelp’s ability to maintain, protect and enhance its brand; and > Yelp’s ability to maintain the uninterrupted and proper operation of its technology and network infrastructure. Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q at yelp-ir.com or the SEC's website at sec.gov. Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements. 24 24